UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 07, 2023

METHODE ELECTRONICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33731	36-2090085
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8750 West Bryn Mawr Avenue
Chicago, Illinois		60631-3518
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (708) 867-6777

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.50 Par Value	MEI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On December 7, 2023, Methode Electronics, Inc. (the “Company”) issued a press release announcing its financial results for its second quarter ended October 28, 2023. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Form 8-K and the Exhibit attached hereto pertaining to the Company’s financial results shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2023, the Board of Directors of Methode Electronics, Inc. (the “Company”) removed Joseph Khoury from his position as Chief Operating Officer of the Company, and Mr. Khoury was terminated as an employee of the Company’s Egyptian subsidiary and is no longer associated with the Company. Mr. Khoury was placed on leave from that position on July 10, 2023, as previously reported in the Company’s Current Report on Form 8-K filed on July 14, 2023. As previously disclosed, multiple other officers of the Company have assumed Mr. Khoury’s management duties during this period, while remaining in their current positions and as a result, the Company has eliminated the position of Chief Operating Officer for the present time following Mr. Khoury’s departure from Methode.

As previously reported in the Company’s Proxy Statement filed on July 27, 2023, the payment to Mr. Khoury of the following compensation elements for fiscal 2023 were held in abeyance pending and subject to resolution of certain employment matters: (i) shares of the Company’s common stock and associated dividend equivalents under the terms of his time-based restricted stock unit award for fiscal 2023 under the Company’s 2021 LTI Program (43,200 shares and $74,736 in dividend equivalents); (ii) the second installment of his 2020 transition award ($483,000); and (iii) his annual performance-based cash bonus for fiscal 2023 ($330,000).

Following an internal review into such matters, on December 6, 2023, the Compensation Committee determined that all of Mr. Khoury’s restricted stock units, restricted stock, performance units, and dividend equivalents under the Company’s 2021 LTI Program were forfeited and cancelled prior to vesting in accordance with the terms and conditions of the award agreements. The Compensation Committee also determined that Mr. Khoury did not earn his transition award under the terms and conditions of the award agreement, and accordingly, approved of the Company not paying the second installment of the transition award to Mr. Khoury and offsetting the first installment of the transition award ($322,000) against Mr. Khoury’s annual performance-based cash bonus for fiscal 2023. As a result, the Company will record a compensation expense reversal in the third quarter of fiscal 2024. The Compensation Committee approved the payment to Mr. Khoury of the balance of his annual performance-based cash bonus for fiscal 2023 of $8,000 based on achieving maximum performance under the Company’s new business bookings performance measure.

On December 6, 2023, the Company entered into amended Change in Control Agreements with two executive officers, Kevin M. Martin, Vice President North America, and Kerry A. Vyverberg, General Counsel, replacing the existing Change in Control Agreements dated March 15, 2023 for Mr. Martin and March 16, 2022 for Ms. Vyverberg. The amended agreements increase the amounts payable under certain conditions in connection with or following a change in control from one times the executive’s salary and bonus to two times his or her salary and bonus; extend the continuation of certain welfare benefit plans to two years from termination; and made certain other immaterial changes. Under the revised agreements, if within two years of a Change in Control (as defined in the Agreements), or during a period pending a Change in Control, the Company terminates the executive’s employment without Cause (as defined in the Agreement) or the executive voluntarily terminates his or her employment for Good Reason (as defined in the Agreement), the executive will be entitled to receive: (i) a lump sum payment in an amount equal to two times his or her base salary; (ii) a lump sum payment equal to two times his or her target annual bonus amount for the fiscal year in which the termination occurs; and (iii) continued participation in the Company’s welfare benefit plans for up to two years. If the executive’s target annual bonus amount has not been determined as of the termination date, the calculation will be based on his or her target annual bonus amount for the previous fiscal year.

Item 9.01 Financial Statements and Exhibits.

d)
Exhibits:

Exhibit Number	Description
99.1	Earnings Release of Methode Electronics, Inc. dated December 7, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Methode Electronics, Inc.

Date:	December 7, 2023	By:	/s/ Ronald L.G. Tsoumas
Ronald L.G. Tsoumas Chief Financial Officer